xG Technology Appoints General James T. Conway, U.S. Marine Corps (Ret.)
to its Board of Directors

Sarasota, Florida—January 12, 2015—xG Technology, Inc. (“xG” or the “Company”) (Nasdaq: XGTI, XGTIW), a developer of patented wireless communications and spectrum sharing technologies, has announced that James T. Conway, a retired Commandant of the United States Marine Corps, has been appointed to the company's Board of Directors, effective January 6, 2015. The election of General Conway expands the number of directors on the xG Board from six to seven.

George Schmitt, Executive Chairman of the Board of xG Technology, said, “We are pleased to welcome General Conway to xG’s Board of Directors. We look forward to benefiting from his extensive experience, perspective and record of leadership, and he will be a valued contributor to xG’s strategic plans. He understands firsthand the complex communications challenges faced by those who defend our nation, and the need for the kind of resilient and robust networks in which xG specializes.”

General Conway said, “I am pleased to join the xG Technology Board and look forwarding to working with the team to help attain their business objectives and assist in strategic planning. I am impressed by the approach that xG has taken in developing a solution that takes battlefield communications to a new level.”

He continued, “From the advances xG has pioneered in spectrum sharing and interference mitigation technologies, to their ability to provide the kinds of scalable and flexible deployment options demanded by operations planners, to their transparent support for any IP devices and applications favored by today’s warfighters and first responders, I believe that xG’s xMax cognitive radio system represents a completely new paradigm in the wireless technology field with applications in the private, first responder and military markets.”

General Conway retired from active duty in 2010 after serving our nation for 40 years. Since then, he has joined and consulted for numerous corporate and non-profit boards, including Textron Inc., Colt Defense and General Dynamics. He also co-chairs the Energy Security Leadership Council (Securing America’s Future Energy), a non-partisan energy policy think tank.

Prior to his retirement, General Conway served as the 34th Commandant of the U.S. Marine Corps for four years. As Commandant, he served as the senior uniformed Marine responsible for the organization, training, and equipping of over 250,000 active duty, reserve, and civilian personnel throughout the United States and overseas, as well as the management of the $40 billion annual Marine Corps budget.

Prior to becoming Commandant, General Conway served for four years on the Joint Chiefs of Staff as Senior Operations Officer in the U.S. military, where he oversaw the war efforts in Iraq and Afghanistan. As a member of the Joint Chiefs of Staff, General Conway functioned as a military advisor to the Secretary of Defense, the National Security Council, and the President.

During his tenure, the Marine Corps experienced growth of 27,000 additional personnel, undertook major military construction efforts at bases and stations throughout the U.S., and integrated multiple next-generation weapons systems into its inventory. General Conway initiated new programs for the care of wounded warriors and brought Marine Corps family programs onto a war-time footing.

Among his numerous leadership positions, General Conway served as Commanding General of 1st Marine Division, and he was the commander of I Marine Expeditionary Force during two combat tours in Iraq, with 60,000 troops under his command, including Marines, soldiers, sailors, and British forces. He took part in the 2003 invasion of Iraq and First Battle of Fallujah.

General Conway graduated with honors from The Basic School, the U.S. Army Infantry Officers Advanced Course, the Marine Corps Command and Staff College and the Air War College. He was born in Walnut Ridge, Arkansas and graduated from Southeast Missouri State University in 1969. He was commissioned as an infantry officer in 1970.

General Conway is very family oriented. He and his wife Annette have been married for 45 years, and they have three children and seven grandchildren.

About xG Technology

xG Technology has created a broad portfolio of intellectual property that makes wireless networks more intelligent, accessible, affordable and reliable. The company has created xMax, a patented all-IP cognitive radio technology that enables robust mobile broadband communications for private, consumer and government networks. xMax can solve the crisis facing the wireless industry caused by data-hungry devices and applications that are straining network capacity. It eliminates the need to acquire scarce and expensive licensed spectrum, thus lowering the total cost of ownership for wireless broadband access. xG’s goal is to help wireless broadband networks deliver voice, video and data services to fixed and mobile users. The xMax cognitive radio system incorporates advanced optimizing technologies that include spectrum sharing, interference mitigation, multiple-input multiple-output (MIMO) and software defined radio (SDR). These and other technologies make xMax ideal for wide area, as well as rapid emergency communication deployment. xG offers solutions for numerous industries worldwide, including urban and rural wireless broadband, utilities, defense, emergency response and public safety.

Based in Sarasota, Florida, xG has over 60 U.S. and over 130 international patents and pending patent applications. xG is a publicly traded company listed on the NASDAQ Capital Market where xG common stock is traded under the symbol XGTI and xG warrants are traded under the symbol XGTIW. For more information, please visit www.xgtechnology.com.

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to xG Technology, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

For More Information:

Media Relations
Daniel Carpini
xG Technology
daniel.carpini@xgtechnology.com
(941) 953-9035

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James Woodyatt
xG Technology
james.woodyatt@xgtechnology.com
(954) 572-0395

Jody Burfening/Carolyn Capaccio
LHA
ccapaccio@lhai.com
(212) 838-3777